Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Summary of Policy

This Code of Business Conduct and Ethics applies to all employees, officers and directors of Islet Sciences, Inc. and its subsidiaries. We expect all of our employees, officers and directors to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to promote honest and ethical conduct, deter wrongdoing and abide by this Code and other policies and procedures adopted by the company from time to time.

This Code of Business Conduct and Ethics does not cover every issue that may arise, but establishes basic principles to guide employees, officers and directors in the conduct of the company’s business. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the company’s agents and representatives, including consultants.

If you have any questions about this Code or its application, you should ask your supervisor or the company’s Chief Financial Officer for clarification or assistance.

1.	Compliance with Laws, Rules and Regulations

All employees, officers and directors must respect and obey the laws, rules and regulations of the cities, states and countries in which Islet operates. Compliance with the letter and spirit of the law is a fundamental component of our ethical standards. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.	Conflicts of Interest

All employees, officers and directors shall avoid and ethically handle all actual or apparent conflicts of interest between personal and professional relationships. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position at the company.

It is almost always a conflict of interest for a company officer or employee to work simultaneously for a competitor, customer or supplier. Officers and employees are also not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our competitors, customers or suppliers, except on the company’s behalf.

It is not always clear whether a situation involves a conflict of interest, so if you have a question, you should consult with higher levels of management or the company’s Legal Department. If you become aware of a conflict or potential conflict of interest, you should bring it to the attention of your supervisor, manager or other appropriate personnel.

3.	Corporate Opportunities

Employees, officers and directors are prohibited from personally taking opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information, or position for improper personal gain, and no officer or employee may compete with Islet directly or indirectly. Employees, officers and directors owe a duty to Islet to advance its legitimate interests when the opportunity to do so arises.

4.	Competition and Fair Dealing

Islet seeks to reach its goals and outperform our competition fairly and honestly. Stealing proprietary information, using trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is strictly prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with our competitors, customers and suppliers. No employee, officer or director should take unfair advantage of another party in a business transaction through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain an unfair advantage. No such gift or entertainment should ever be offered, given, provided or accepted by any employee, officer or director, or a member of his or her family, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

5.	Public Filings and Reports; Record Keeping

It is our policy to produce full, fair, accurate, timely and understandable disclosure in reports and documents that Islet or its subsidiaries file with, or submit to, the Securities and Exchange Commission and other regulators and in other public communications made by Islet or its subsidiaries. In order to achieve this goal, all employees, officers and directors must honestly and accurately record and report all relevant revenue, cost and other business information.

All of Islet’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Islet’s transactions and must conform both to applicable legal requirements and to Islet’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and employees, officers and directors should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e- mail, internal memos, and formal reports. Records should always be retained or destroyed according to Islet’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the company’s Chief Executive Officer.

6.	Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

7.	Protection and Proper Use of Islet Assets

All employees, officers and directors should endeavor to protect Islet’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Islet equipment should not be used for non-company business, though incidental personal use may be permitted.

One of Islet’s most valuable assets is its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Inappropriate and unauthorized use or distribution of this information is strictly forbidden, and could also be illegal and result in civil or even criminal penalties. Please see the next section entitled “Confidentiality” for additional information.

8.	Confidentiality

Employees, officers and directors should not discuss confidential information with anyone outside of the company, except as required in the performance of regular corporate duties or as required by applicable law. “Confidential information” includes all non-public information that might be of use to competitors, or harmful to Islet or its customers, if disclosed (including, but not limited to, proprietary information). It also may include information that suppliers and customers have entrusted to Islet. Each officer and employee executes a confidentiality agreement upon the commencement of his or her tenure with Islet.

9.	Health and Safety

Islet strives to provide each employee with a safe and healthy work environment. Each director, officer and employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices established by Islet and applicable law, and reporting accidents, injuries and unsafe equipment, practices or conditions pursuant to the same rules and practices.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

10.	Discrimination and Harassment

The diversity of Islet’s employees is a tremendous asset, and each individual has the right to work in a professional atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Consequently, Islet will not tolerate any illegal discrimination or harassment of any kind by its employees, officers or directors in the operation of their duties. Islet also prohibits retaliation against any individual who reports discrimination or harassment or participates in an investigation of such reports.

11.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for directors or executive officers or may be made only by the appropriate members of the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

12.	Reporting any Violations of the Code of Business Conduct and Ethics

Employees, officers and directors shall promptly report a violation of this Code to the company’s Chief Executive Officer, and are expected to cooperate fully in internal investigations of misconduct. It is the policy of Islet not to allow retaliation for reports of misconduct by others made in good faith.

Conclusion

Islet expects the strictest compliance with this Code by all personnel at every level. Failure to follow the letter and spirit of the guidelines and principles contained herein may be a basis for termination of employment as well as the basis of civil and criminal liabilities for both you and Islet.